Exhibit 10.10

RED HAT, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYEMENT AGREEMENT is made effective 24 July, 2002, by and between Red Hat, Inc., a Delaware corporation with its offices at 1801 Varsity Drive, Raleigh, North Carolina 27606 (the “Company”), and Matthew Szulik, an individual residing at 3717 William J. Cowan Wynd, Raleigh, North Carolina 27612 (the “Executive”).

The following terms of employment are agreed to by the Parties:

1. Engagement. During the term of this Agreement, the Company will employ Executive as Chief Executive Officer and President of the Company. Executive shall report directly to the Board of Directors of the Company (the “Board”). Executive shall have responsibilities, duties and authorities commensurate with chief executive officers of public entities of similar size, and shall be the chief external representative of the Company. All other employees of the Company will report for organizational purposes to Executive or his designee and not to the Board; provided, however, nothing in this statement shall be construed as limiting or interfering with the legal obligation of any officer of the Company to report to or advise the Board or the Board’s right to request information from any officer of the Company. The Board shall, in good fsaith, consider Executive’s advice and recommendations, if any, in connection with any appointments or nominations to the Board. For so long as Executive remains Chief Executive Officer and President of the Company, the Board will nominate Executive to the Board and, if elected, Executive shall serve in such capacity without additional consideration. While it is not a condition of this Agreement, it is the Board’s intent to have Executive serve as Chairman of the Board. of Directors so long as he serves on the Board of Directors.

2. Commitment. During and throughout the Employment Term (defined below), Executive will devote his full working time. and attention to the Company. During such term, Executive shall not engage in any other employment, occupation, or consulting activity unless approved by the Board of Directors; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization, (ii) serve as a member of corporate boards of directors on which Executive currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) subject to the Company’s policies applicable to all employees, make investments in other businesses and manage his and his family’s personal investments and legal. affairs so long as such activities do not materially interfere with the discharge of Executive’s duties.

3. Employment Term. Executive’s employment with the Company pursuant to this Agreement shall begin on the date of this Agreement and shall continue until Employee is terminated under this Agreement (such employment period being the “Employment Term”).

4. COMPENSATION AND BENEFITS.

4.1 Base Salary. During his employment hereunder, Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of three hundred fifty thousand dollars ($350,000) per annum. The Company shall pay Executive’s Base Salary periodically in arrears not less frequently than monthly in accordance with the Company’s regular payroll practices as in effect from time to time. The Board will consider increases in Executive’s Base Salary no less frequently than annually, and, when approved by the Board, any such increase shall become the new Base Salary under this Agreement.

4.2 Incentive Bonus. Executive, upon meeting the terms and conditions stated in this Section 4.2, shall be eligible to receive an annual incentive bonus in an amount up to the greater of two hundred thousand dollars ($200,000) or fifty percent (50%) of his Base Salary for the fiscal year for which the bonus is calculated. Except as otherwise provided, Executive must be an Employee of the Company at the end of the fiscal year for which the bonus is calculated. Executive shall receive the maximum bonus for a given fiscal year if all business milestones specified by agreement of the Board and Executive for completion during that calculation year have been substantially and timely completed as of the end of the calculation year, as determined by the Board in its discretion. When the list of milestones for each year has been agreed between the parties, it shall be appended to and become a part of this Agreement. In the event that all such milestones for a given year have not been completed, the Board in its discretion may award a partial bonus (or no bonus) based upon the degree to which the specified business milestones were successfully completed, the relative importance of those completed and any other factor that the Board may deem relevant. Any bonus awarded under this Section will be paid in first month of the fiscal year following the calculation year. Nothing in this Section shall preclude the Board, at its discretion, from authorizing the payment of a supplemental bonus to Executive in addition to any bonus to which he may be entitled under this Section. The Compensation Committee of the Board shall make its recommendations concerning Executive’s bonus for each year by January 31 of the following year, and the Board shall make its determination at the first regularly scheduled Board meeting in February of said following year.

4.3 Life Insurance. The Company shall purchase for Executive a one million dollar ($1,000,000) term life insurance policy (the “Policy”) on the life of Executive from USAA, Northwestern Mutual Life or other highly rated national insurance carrier mutually agreed upon by Company and Executive. Executive shall be the owner of the Policy and shall establish the beneficiaries thereon. Upon any termination of Executive’s employment with Company Executives shall have the right to assume of all obligations to pay premiums coming due thereafter so that the policy may remain in full force and effect.

4.4 Stock Options and Change of Control with Respect to Stock Options.

A. Grant of Option. Effective on Jul 24, 2003 and each anniversary thereafter during the term of this agreement or any extension hereof, Executive will receive a grant of options to purchase shares of no par value common stock of the Company (“Common Stock”) at an option price equal to the closing fair market value of the common stock of the Company as traded on the NASDAQ exchange on the date of the grant. The number of such options to be granted shall be determined by the Board prior to each anniversary but shall not be less than five hundred thousand (500,000) for any given one-year period. Such options shall vest in equal amounts on a quarterly basis over a four year period following the date of grant. Upon a Change in Control (defined below) during the Employment Term, all non-vested options granted pursuant to this Section will become vested. The Board shall provide to Executive a Stock Option Agreement specifying terms and conditions that will reflect the provisions of this Agreement, provisions of the Company’s employee stock option plan pursuant to which this option grant will be made and other usual and customary provisions for such instruments.

B. Vesting of Options Upon Change of Control. Upon a Change of Control (defined below) during the Employment Term, all non-vested options to purchase Company stock granted to Executive will immediately become vested. This provision shall supercede any term to the contrary in all stock option agreements entered into between the Company and Employee, whether now existing or hereinafter executed. Company agrees that during the term of this Agreement any stock option agreement hereafter entered into between the Company and Executive will reflect the terms of this Agreement.

C. Change of Control. For the purpose of this Agreement, “Change of Control” is defined as:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2) A change in the composition of the Board occurring within any two-year period as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but, in the case of clause (ii), was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company (any person elected to the Board after being nominated as provided in clause (ii) shall then be considered an Incumbent Director); or

(3) The consummation of a merger or consolidation of the Company with any other corporation in which: the voting securities of the Company outstanding immediately prior thereto would not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent, as the case may be) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent, as the case may be, outstanding immediately after such merger or consolidation; or

(4) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (“Asset Sale); or

(5) The approval by the stockholders of the Company of a plan of complete liquidation of the Company.

D. Registration. At all times, the Company shall maintain registration on Form S-8 or another applicable form so that the Common Stock issued upon exercise of the options are immediately saleable by Executive on the public market.

5. EMPLOYEE BENEFITS.

5.1 Employee Welfare Plans. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, provided by the Company to its executives in accordance with the terms thereof as in effect from time to time. Such plans and programs currently include, without limitation, the 401(k) Plan, and the group term life insurance, comprehensive health, major medical, dental and disability plans.

5.2 Executive Benefits. The Company shall provide to Executive, at the Company’s cost, all perquisites to which other senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder. To the extent consistent with applicable law, the Company shall not treat such amounts as income to Executive.

5.3 Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company’s policies in effect from time to time.

5.4 Flexible Time Off. Executive shall be entitled to paid time off in accordance with the standard written policies of the Company with regard to executives, but in no event less than sixteen (16) days per calendar year in addition to Company holidays.

5.5 Legal Expenses Related to Performance of Duties. Company shall reimburse Executive for reasonable legal fees associated with personal legal advice sought by Executive on matters related to prevention of personal liability Executive might incur during the performance his duties of behalf of the Comany, such as, but not limited to federal and state legislation governing the conduct of company executives.

6. TERMINATION OF EMPLOYMENT.

6.1 General. Subject to the provisions of this Section 6, nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate Executive’s employment at any time, nor confer on Executive any right to continue in the employ of the Company.

6.2 Termination Without Cause, Voluntary Termination with Good Reason.

A. General. If, during the Employment Term, Executive’s employment is terminated by the Company without Cause (defined below), or Executive voluntarily resigns from the Company for Good Reason (defined below), Executive shall be entitled to the following severance benefits:

(1) Base Salary, Incentive Bonus, and Benefits. The Company shall continue to pay Executive the sum of the Base Salary plus an amount equal to the average annual bonus paid to Executive in the two (2) previous years in each of the next two years commencing the day after his Date of Termination (such period being referred to hereinafter as the “Severance Period”), at such intervals as it would have been paid had Executive remained in the active service of the Company; provided that in the event of a Change of Control after the Date of Termination, the Company shall, within fifteen (15) days of such change, pay Executive in a lump sum the full amount of the remaining Base Pay that would be due through lapse of time under this sentence; provided further, however, if such termination occurs in contemplation of, at the time of, or within two (2) years after a Change in Control, Executive shall instead be entitled to receive a lump sum cash payment within fifteen (15) days after such termination equal to three times the sum of the Base Salary plus an amount equal to the average annual bonus paid to Executive in the two previous years. In addition, the Company shall provide for continuation of his and his eligible dependents’ coverage under the Company’s welfare benefit plans (group life insurance, and comprehensive health, major medical, dental, disability plans) as in effect on his Date of Termination (defined below) during the Severance Period. In addition, Executive shall receive the incentive bonus (if any) to which he would have been entitled in accordance with Section 4.2 calculated as if he had been employed through the end of the fiscal year of his termination, but based on the milestones achieved prior to his Date of Termination.

(2) Stock Options. Any stock options heretofore granted to Executive by the Company or granted by the Company during the Employment Term which are still outstanding but unvested on Executive’s Date of Termination and which would normally have vested during the calendar year in which his Date of

Termination occurs, will vest and become exercisable immediately on Executive’s Date of Termination. In addition, Executive’s right to exercise stock options shall continue throughout the Severance Period as though Executive’s employment with the Company were continuing and for such time after the end of the Severance Period as prescribed for exercise following termination of employment in each stock option grant agreement. Any sale of Company stock by Executive shall continue to conform to the Company’s Insider Trading Policy, as now in existence and as hereinafter amended, for so long as Executive is subject to the rules and restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

(3) Outplacement Services. The Company shall provide Executive outplacement services at a level commensurate with Executive’s position, including use of an executive office and secretary, for a period of one (1) year commencing on Executive’s date of termination but in no event extending beyond the date on which Executive commences other full time employment.

(4) Death During Severance Period. In the event of Executive’s death during the Severance Period, payments of Base Salary under this Section 6 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by Executive or, if no such beneficiary is specifically designated, to Executive’s estate. Similarly, Executive’s designated beneficiary or estate, as the case may be, may exercise Executive’s remaining rights under the stock options granted him under Section 4.4.

B. No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

6.3 Termination for Cause, Voluntary Resignation Without Good Reason.

A. General. If, during the Employment Term, Executive’s employment is terminated by the Company for Cause, or Executive voluntarily resigns from his employment hereunder other than for Good Reason, Executive shall be entitled only to payment of his Base Salary through and including the Date of Termination or resignation. Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the normal terms of the employee benefit plans or programs of the Company or as required by law.

B. Cause. Termination for “Cause” shall mean termination of Executive’s employment because of:

(1) the failure by Executive to materially perform his duties with the

Company (other than any such failure resulting from (i) his incapacity due to physical or mental impairment or (ii) such factors as are outside Executive’s control, including, but not limited to, economic downturns, litigation against the Company, or natural disasters), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has substantially failed to materially perform his duties; or

(2) the gross misconduct by Executive with regard to the Company or any employee of the Company that is materially injurious to the Company or such employee.

No act, or failure to act, by Executive shall be “gross misconduct” unless committed without good faith and without a reasonable belief that the act or omission was in the best interest of the Company. No event shall be deemed the basis for Cause unless the Board initiates action to terminate Executive’s employment within sixty (60) days after such event is known to the Chairman of the Company, or, if Executive is Chairman, known to the chairman of any committee of the Board.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to Executive not less than fourteen (14) days prior to the proposed date of termination setting forth the Company’s intention to consider terminating Executive and including a statement of the proposed date of termination and the specific detailed basis for such consideration of termination for Cause, (ii) an opportunity of Executive, together with his counsel, to be heard before the Board no less than five (5) days after the giving of such notice and prior to the proposed date of termination, (iii) a duly adopted resolution of the Board stating that the actions of Executive constituted Cause and the basis thereof, and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination of Cause by the Board hereunder shall be made by the affirmative vote of at least a two-thirds (2/3) majority of all of the members of the Board (other than Executive). Any purported termination of employment of Executive by the Company which does not meet each and every substantive and procedural requirement of this Section 6.3(B), other than such failure resulting from Executive’s action or inaction, shall be treated for all purposes under this Agreement as a termination of employment without Cause.

C. Good Reason. For the purposes of this Agreement “Good Reason” means, the occurrence, without the express written consent of Executive, of any of the following events: (i) any reduction or diminution (except temporarily during any period of disability) in Executive’s titles or positions assured in Section 1(a) under this Agreement, or any material diminution in Executive’s authority, duties or responsibilities with the Company; (ii) a breach by the Company of any material provision of this Agreement, including, but not limited to, any reduction (other than a reduction (not to exceed ten percent (10%)) that applies, in equal percentages, to all officers (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company), in Executive’s Base Salary or any material failure to timely pay any part of Executive’s compensation (including, without limitation, Base Salary, and incentive bonus) or to materially provide in the aggregate the level of benefits contemplated in this Agreement; (iii) the failure of the Company to obtain and deliver to Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement in accordance with Section 9.4; or (iv) the failure to nominate Executive to the Board during the Employment Term or the removal of Executive from the Board without Cause or as a result of a stockholder election in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

6.4 Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death, or if the Board, based upon appropriate medical evidence, determines Executive has become physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties as Chief Executive Officer and President of the Company for a continuous period in excess of one hundred eighty (180) days. If Executive’s employment with the Company terminates because of death or disability, he or his estate will be entitled to the severance benefits described in Section 6.2 as if Executive had been terminated without Cause by the Company.

6.5 Date of Termination. For purposes of this Agreement, the (“Date of Termination”) of Executive shall be as follows: (i) in the case of termination without Cause as referenced in Section 6.2, the later of the date upon which Executive receives written notice of termination by the Company or the date specified in such written notice; (ii) in the case of termination for Cause as referenced in Section 6.3, the later of the date upon which Executive receives written notice of termination by the Company or the date specified in such written notice; (iii) in the case of Executive’s voluntary resignation as referenced in Section 6.2 or 6.3, the date specified in the written notice of resignation from Executive to the Company, or if no date is specified, the date upon which the Company receives such written notice; (iv) in the case of the death of Executive, his date of death; and (v) in the case of termination because of disability, the date specified by the Board in its determination of such disability under Section 6.4

7. EXCISE TAX

7.1 Gross-up Payment. In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the nature of compensation (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to Executive at the time specified in paragraph (d) below an additional amount (the “Gross-up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph 7.1, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company

Payments.

7.2 Determination of Excise Tax Payments. For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

7.3 Adjustment of Gross-Up Payments. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

7.4 Payment Date. The Gross-up Payment or portion thereof provided for in Section 7.3 shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 7.3 hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

7.5 IRS Controversy. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate with the Company and its representative.

7.6 Accountant Charges. The Company shall be responsible for all charges of the Accountant.

7.7 Copies of Communications. The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7.

8. LIABILITY INSURANCE

8.1 Coverage. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

8.2 Indemnification. The Company shall during and after the Employment Term indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of his duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates.

9. MISCELLANEOUS.

9.1 Payment of Legal Fees. The Company shall pay Executive’s reasonable legal and financial consulting fees and costs associated with entering into this Agreement, such fees and costs to not exceed $10,000 and to be itemized to the extent they exceed $4,000.

9.2 Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

ATTN: Board of Directors

and

General Counsel

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

To Executive:

Mr. Matthew J. Szulik

3717 William J. Cowan Wynd

Raleigh, North Carolina 27612

and

Walter E. Daniels, Esq.

Daniels & Daniels, P.A.

Post Office Drawer 12218

Research Triangle Park, NC 27709

FAX (919) 544-5920

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery or courier, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Each party shall promptly notify the other of any change in its notification address, and until such notice is received, each party is entitled to rely on the address in this Agreement or the last revised address actually supplied by the other party.

9.3 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.4 Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company, provided that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.

None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 9.8 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to stock options or equity awards and vested restricted s. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to the Stock Option or other stock options or equity awards and vested Restricted Stock consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8.

9.5 Arbitration of Disputes.

A. Arbitration. In the event that the parties hereto have any dispute under this Agreement, the parties shall first attempt in good faith amicably to settle the matter by mutual negotiations or mediation. If such negotiations are unsuccessful, the parties agree that all disputes that may arise between them arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in Raleigh, North Carolina, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

B. Governing Law. The arbitrators shall apply North Carolina law to the merits of dispute or claim, without reference to rules of conflicts of law. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in North Carolina for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

C. Costs and Fees of Arbitration. Executive shall pay the initial arbitration filing (not to exceed $200), and the Company shall pay the remaining costs and expenses of such arbitration (unless Executive requests that each party pay one-half of the costs and expenses of such arbitration or unless otherwise required by law). Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.

9.6 No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company’s General Counsel, the Chairman of the Company (provided Executive is not Chairman) or a member of the Compensation Committee.

9.7 Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive upon his employment to the extent necessary to the intended preservation of such rights and obligations.

9.8 Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon his death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to his designated beneficiary or beneficiaries or, if none are designated or none survive Executive, his estate.

9.9 Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

9.10 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of North Carolina without reference to rules relating to conflict of law.

9.11 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Executive has hereunto set his hand, as of the day and year first above written, to be effective as of the Effective Date.

EXECUTIVE:		RED HAT, INC.

By:	/s/ MATTHEW SZULIK	/s/ KEVIN B. THOMPSON
	Matthew Szulik		Kevin B. Thompson
		Its:	Executive Vice President & CFO